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                                                                 Exhibit (g)(2)

                CELLULAR COMMUNICATIONS INTERNATIONAL ANNOUNCES
                    AMENDMENT TO INDENTURE RELATING TO ITS
            EURO 235,000,000 9-1/2% SENIOR DISCOUNT NOTES DUE 2005
                   ISIN NOS. X30087309976 AND XS0085495082

                           -----------  ------------

     NEW YORK, NEW YORK, JANUARY 6, 1999 -- Cellular Communications International, Inc. (NASDAQ: CCIL) today announced that approximately Euro 234,000,000 of Notes (representing approximately 99% of the outstanding Notes) had been tendered as of 12:00 midnight, New York City time, on January 5, 1999 in connection with its previously announced tender offer and consent solicitation for its Euro 235,000,000 9-1/2% Senior Discount Notes Due 2005.

     Having received the requisite consents from holders of Notes, CCIL has entered into a Supplemental Indenture that provides that the amendments to the Indenture relating to the Notes described in the Offer to Purchase and Consent Solicitation Statement dated December 18, 1998 will become operative only upon, and simultaneously with, the satisfaction of all of the conditions to the acceptance of validly tendered Notes and the acceptance thereof for payment.

     The tender offer and consent solicitation (including, but not limited to, the payment of the purchase price for the Notes and the consent fees) is conditioned upon, among other things, the consummation of the concurrent tender offer by Kensington Acquisition Sub, Inc., a wholly owned subsidiary of Mannesmann AG and Olivetti, S.p.A., to acquire at least a majority of the outstanding shares of common stock of CCIL (calculated on a fully-diluted basis) upon the terms and subject to the conditions set forth in the related equity tender offer documents. Other terms and conditions of the tender offer and consent solicitation with respect to the Notes are set forth in the Offer to Purchase and Consent Solicitation Statement.

     The tender offer will expire at 12:00 midnight, New York City time, on January 20, 1999, unless extended.

     Goldman Sachs International and Lehman Brothers are acting as Dealer Managers for the tender offer. The Information Agent is MacKenzie Partners, Inc. and the Depositary is The Chase Manhattan Bank.

     This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offer is made only by an Offer to Purchase and Consent Solicitation Statement dated December 18, 1998. Persons with questions regarding the tender offer should contact the Information Agent at 800-322-2885 or Goldman Sachs at 877-686-5059.

CONTACT: MacKenzie Partners, Inc., Jeanne Carr (212) 929-5916